Exhibit (11)





                         PATRIOT TRANSPORTATION HOLDING, INC.
                      COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                   	THREE MONTHS           SIX MONTHS
                                    ENDED MARCH 31,       ENDED MARCH 31,
                                     2004	    2003       2004        2003

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share         2,930,866  3,052,708  2,932,041  3,093,333

Shares issuable under stock
 options which are poten-
 tially dilutive                     48,205     24,382     43,658     24,984
Shares used for diluted earnings
 per share                        2,979,071  3,077,090  2,975,699  3,118,317


Income from continuing operations 1,320,000    622,000  2,636,000  1,560,000
Discontinued operations           5,655,000          -  5,655,000          -

Net income                        6,975,000    622,000  8,291,000  1,560,000


Earnings per common share basic

Income from continuing operations   $ .45        .20        .90        .50
Discontinued operations             $1.93          -       1.93          -

Net income                          $2.38        .20       2.83        .50


Earnings per common share diluted

Income from continuing operations   $ .44        .20        .89        .50
Discontinued operations             $1.90          -       1.90          -

Net income                          $2.34        .20      $2.79        .50